Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement No. 333-197100 on Form S-8 of Northern Power Systems Corp. of our report dated April 14, 2014, except for the caption “Liquidity” in Note 1 and the fourth paragraph of Note 18, which are as of September 3, 2014, on our audits of the consolidated financial statements of Northern Power Systems Corp. (formally known as Wind Power Holdings, Inc.) and Subsidiaries as of December 31, 2013 and 2012, and for the years then ended, included in this Current Report on Form 8-K of Northern Power Systems Corp.

/s/ CohnReznick LLP

Glastonbury, Connecticut

September 3, 2014

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